Exhibit 99.1

Defense Industries International, Inc. (the Company)

To the attention of:

Mrs. Meira Fostbinder

Chairman of the Board

January 7, 2010

Dear Meira,

          As expressed and discussed between us on several occasions in the past, after being a member of the Company’s board of directors for a period of approximately 8 years, I would like to resign from my position as member of the board of directors of the Company for private reasons.

          As you are aware, I remained with my position as a director of the Company for an interim period in order to enable a smooth transition of the Company’s management to a successor of the late Mr. Fostbinder.

          Now that the Company has appointed a new director who will also fill the position of the president and chief executive officer, I feel that my assistance to enable a smooth transition of management is no longer required and, therefore, would like to resign from my position as a director of the Company per January 7, 2010.

          Again, I would like to express my gratitude for our years of fruitful cooperation and like to wish you and the Company good luck.

Kind regards,

Dan Zarchin

Director, Defense Industries International, Inc.

With a copy to:

Mr. Uri Nissani, Director, President and Chief Executive Officer

Defense Industries International, Inc.